Exhibit 99.1

United Security Bancshares, Inc. Reports Fourth Quarter and Year-End Results

Reports Fourth Quarter Loan Growth and Continued Reductions in Non-Performing Assets

THOMASVILLE, Ala.--(BUSINESS WIRE)--January 28, 2016--United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $2.6 million, or $0.41 per diluted share, for the year ended December 31, 2015, compared to net income of $3.5 million, or $0.57 per diluted share, for the year ended December 31, 2014. Net income for the fourth quarter of 2015 totaled $441,000, or $0.07 per diluted share, compared to $720,000, or $0.12 per diluted share, for the fourth quarter of 2014.

Fourth Quarter Highlights

  Net loans increased during the fourth quarter by $17.7 million, or 29.8% on an annualized basis. For the year ended December 31, 2015, net loans declined by $4.1 million, or 1.6%.
  Non-performing assets decreased by $1.7 million during the fourth quarter and by $5.2 million for the year ended December 31, 2015. Non-performing assets as a percentage of total assets were reduced to 1.59% as of December 31, 2015, compared to 1.98% as of September 30, 2015 and 2.50% as of December 31, 2014.
  During the fourth quarter, First US Bank’s new branch in downtown Tuscaloosa, Alabama became operational, and renovations to the Bank’s main office in Thomasville, Alabama were completed.

“We are pleased to report significant loan growth in the fourth quarter, as well as continued improvement in asset quality,” said James F. House, President and Chief Executive Officer of United Security Bancshares, Inc. “Our efforts to resolve problem assets over the past several years have resulted in reductions in non-performing assets at a faster pace than we originally expected. As a result, we have now begun to focus more effort on generating quality loans. We expect that continued progress in reducing non-performing assets, combined with focused efforts on quality commercial loan generation, will contribute to future growth in earnings.”

“Earnings in 2015 were below last year’s results due primarily to decreased loan volume at First US Bank. Although we had substantial growth in the Bank’s loan portfolio during the fourth quarter, we experienced decreases during the first three quarters of the year. A portion of these decreases resulted from the continued resolution of problem assets and the migration of loans off of the balance sheet that did not meet the Bank’s current credit standards. At this point, we believe that the Bank is well-positioned to expand its commercial loan production capabilities. We are already beginning to see increased opportunity from the Bank’s new location in downtown Tuscaloosa, and we continue to look for opportunities to expand in other markets as well. We also remain optimistic about opportunities for expanding our consumer loan portfolio through our subsidiary, Acceptance Loan Company, Inc. (“ALC”). ALC experienced consistent loan growth through 2015, ending the year with net loans of $81.7 million, an increase of 13% over December 31, 2014,” continued Mr. House.

Results of Operations

  Pre-provision net interest income totaled $7.0 million for the fourth quarter of 2015, compared to $6.8 million for the prior quarter and $7.1 million for the fourth quarter of 2014. The increase compared to the prior quarter was attributable to loan growth in the fourth quarter. However, average loan volumes remained below levels experienced in the fourth quarter of 2014.
  Net interest income after the provision for loan losses totaled $6.5 million for the fourth quarter of 2015, compared to $6.8 million in the prior quarter and $7.2 million in the fourth quarter of 2014. The reduction compared to both prior quarters resulted primarily from increased loan loss provisioning. The provision for loan losses totaled $415,000 for the fourth quarter of 2015, compared to reductions in reserves during the prior quarter and fourth quarter of 2014 totaling $78,000 and $169,000, respectively. For the year ended December 31, 2015, the provision for loan losses totaled $216,000, compared to reductions in reserves of $74,000 for the year ended December 31, 2014.
  Non-interest income totaled $1.2 million for the fourth quarter of 2015, compared to $1.0 million in the prior quarter and $1.3 million in the fourth quarter of 2014. For the year ended December 31, 2015, non-interest income totaled $4.5 million, compared to $5.1 million for the year ended December 31, 2014. The reduction in 2015 resulted primarily from reduced revenues from service charges on deposit accounts and credit insurance income.
  Non-interest expense totaled $7.2 million in the fourth quarter of 2015, compared to $7.1 million in the prior quarter and $7.2 million in the fourth quarter of 2014. For the year ended December 31, 2015, non-interest expense totaled $28.4 million, compared to $28.6 million for the year ended December 31, 2014.
  The provision for income taxes totaled $1.0 million for the year ended December 31, 2015, compared to $1.8 million in the prior year. The Company’s effective tax rate was 26.8% in 2015, compared to 34.0% in 2014. The reduction in effective rate resulted primarily from increases in favorable permanent tax items (primarily tax-exempt interest) as a percentage of pre-tax income.
  Return on average assets was 0.46% for 2015, compared to 0.63% for 2014.

Balance Sheet Management

  The Bank maintained capital ratios at a higher level than ratios required to be considered a “well-capitalized” institution under the applicable regulatory framework. As of December 31, 2015, both the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were 22.19%, while the Bank’s total capital ratio was 23.35% and Tier 1 leverage ratio was 13.02%.
  Deposit levels declined slightly year over year, totaling $479.3 million as of December 31, 2015, compared to $483.7 million as of December 31, 2014, a decrease of 0.9%. In addition to deposits, the Bank maintains significant external sources of liquidity, including access to funding through federal funds lines, Federal Home Loan Bank advances and brokered deposits.
  Investment securities were maintained at consistent levels throughout 2015, totaling $231.2 million as of December 31, 2015, compared to $234.1 million as of December 31, 2014. The investment securities portfolio both enhances interest income and serves as an additional source of liquidity.
  Shareholders’ equity increased to $76.3 million, or $12.65 per share, at December 31, 2015, compared to $75.2 million, or $12.45 per share, at December 31, 2014. The increase in shareholders’ equity resulted from continued growth in retained earnings, offset partially by a $1.3 million decrease in other comprehensive income that resulted from a decrease in the market value of investment securities available-for-sale.
  The Company declared a cash dividend of $0.02 per share on its common stock in each quarter of 2015. Dividends declared for the year ended December 31, 2015 totaled $0.08, compared to $0.03 for the year ended December 31, 2014.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates twenty banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential, geographic expansion and the adequacy of the allowance for loan losses for the Company, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA – LINKED QUARTERS (Dollars in Thousands, Except Per Share Data)

	Quarter Ended
	2015				2014
	December 31,	September 30,	June 30,	March 31,	December 31,

	(Unaudited)
Results of Operations:
Interest income	$7,513	$7,328	$7,735	$7,321	$7,686
Interest expense	549	561	565	614	636

Net interest income	6,964	6,767	7,170	6,707	7,050
Provision (reduction in reserve) for loan losses	415	(78)	45	(166)	(169)

Net interest income after provision (reduction in reserve) for loan losses	6,549	6,845	7,125	6,873	7,219
Non-interest income	1,176	996	1,068	1,291	1,279
Non-interest expense	7,203	7,090	7,107	6,977	7,246

Income before income taxes	522	751	1,086	1,187	1,252
Provision for income taxes	81	207	312	351	532

Net income	$441	$544	$774	$836	$720

Per Share Data:
Basic net income per share	$0.07	$0.09	$0.13	$0.14	$0.12

Diluted net income per share	$0.07	$0.09	$0.12	$0.13	$0.12

Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02

Period-End Balance Sheet:
Total assets	$575,782	$548,537	$560,650	$564,882	$572,609
Loans, net of allowance for loan losses	255,432	237,715	244,993	239,218	259,516
Allowance for loan losses	3,781	4,345	5,008	5,401	6,168
Investment securities, net	231,202	239,009	246,176	249,864	234,086
Total deposits	479,258	463,266	471,141	475,288	483,659
Long-term debt	5,000	-	5,000	5,000	5,000
Total shareholders’ equity	76,316	76,283	75,783	75,745	75,162

Performance Ratios:
Return on average assets (annualized)	0.31%	0.39%	0.55%	0.59%	0.50%
Return on average equity (annualized)	2.28%	2.84%	4.09%	4.47%	3.83%

Asset Quality:
Allowance for loan losses as % of loans	1.46%	1.80%	2.00%	2.21%	2.32%
Nonperforming assets as % of total assets	1.59%	1.98%	1.96%	2.27%	2.50%

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in Thousands, Except Share and Per Share Data)

	December 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Cash and due from banks	$7,088	$9,697
Interest-bearing deposits in banks	36,984	24,469
Total cash and cash equivalents	44,072	34,166
Investment securities available-for-sale, at fair value	198,843	204,966
Investment securities held-to-maturity, at amortized cost	32,359	29,120
Federal Home Loan Bank stock, at cost	1,025	738
Loans, net of allowance for loan losses of $3,781 and $6,168, respectively	255,432	259,516
Premises and equipment, net	12,084	9,764
Cash surrender value of bank-owned life insurance	14,292	13,975
Accrued interest receivable	1,833	2,235
Other real estate owned	6,038	7,735
Other assets	9,804	10,394
Total assets	$575,782	$572,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$479,258	$483,659
Accrued interest expense	180	221
Other liabilities	7,674	8,131
Short-term borrowings	7,354	436
Long-term debt	5,000	5,000
Total liabilities	499,466	497,447

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,329,060 shares issued; 6,038,554 and 6,034,059 shares outstanding, respectively	73	73
Surplus	9,844	9,577
Accumulated other comprehensive income, net of tax	536	1,829
Retained earnings	86,693	84,582
Less treasury stock: 1,290,506 and 1,295,001 shares at cost, respectively	(20,817)	(20,886)
Noncontrolling interest	(13)	(13)

Total shareholders’ equity	76,316	75,162

Total liabilities and shareholders’ equity	$575,782	$572,609

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$6,362	$6,501	$25,177	$26,929
Interest on investment securities	1,151	1,185	4,720	4,432
Total interest income	7,513	7,686	29,897	31,361

Interest expense:
Interest on deposits	541	628	2,262	2,522
Interest on borrowings	8	8	27	31
Total interest expense	549	636	2,289	2,553

Net interest income	6,964	7,050	27,608	28,808

Provision (reduction in reserve) for loan losses	415	(169)	216	(74)

Net interest income after provision (reduction in reserve) for loan losses	6,549	7,219	27,392	28,882

Non-interest income:
Service and other charges on deposit accounts	453	524	1,844	2,096
Credit insurance income	162	271	501	694
Other income	561	484	2,186	2,301
Total non-interest income	1,176	1,279	4,531	5,091

Non-interest expense:
Salaries and employee benefits	4,151	4,108	16,664	16,690
Net occupancy and equipment	769	810	3,116	3,226
Other real estate/foreclosure expense, net	213	428	1,027	1,077
Other expense	2,070	1,900	7,570	7,602
Total non-interest expense	7,203	7,246	28,377	28,595

Income before income taxes	522	1,252	3,546	5,378
Provision for income taxes	81	532	951	1,829
Net income	$441	$720	$2,595	$3,549
Basic net income per share	$0.07	$0.12	$0.42	$0.58
Diluted net income per share	$0.07	$0.12	$0.41	$0.57
Dividends per share	$0.02	$0.02	$0.08	$0.03

CONTACT:
United Security Bancshares, Inc.
Thomas S. Elley, 334-636-5424